CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                              607 East Adams Street
                           Springfield, Illinois 62739

                     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of Central Illinois Public Service Company ("CIPS" or the "Company") will be held at the Springfield Hilton, 700 East Adams Streets, Springfield, Illinois, on April 24, 1996 at 10:00 AM, for the purpose of considering and voting with respect to the following matters:

     (1)  the election of a Board of nine directors; and

     (2) the transaction of such other business as may properly come before the meeting.

     Reference is made to the attached Proxy Statement for further information with respect to the foregoing.

     Only common and preferred shareholders of record on CIPS' books at the close of business on February 26, 1996, are entitled to vote at the meeting. All such shareholders are urged to be present in person, or represented by proxy, at the meeting.

     A copy of CIPS' Annual Report to Shareholders for the year 1995, which is combined with its 1995 Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, has been mailed to each shareholder of the Company of record on its books.

                                     By order of the Board of Directors,



                                            W. A. Koertner,
                                     Vice President and Secretary

March 8, 1996

     All shareholders, even if they plan to attend the meeting in person, are urged to vote, date and sign their proxies and return them to the Company in the enclosed envelope as promptly as possible. The Board of Directors encourages all shareholders to be represented at the meeting, whether their shareholdings are small or large.
                     CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
                              607 East Adams Street
                           Springfield, Illinois  62739
                                   217/523-3600

                                  March 8, 1996

                           Proxy Statement Relating to
                       1996 Annual Meeting of Shareholders

                                   INTRODUCTION

     General. The purposes of the meeting are set forth in the attached Notice. The enclosed proxy relating to the meeting is solicited on behalf of the Board of Directors of CIPS and the cost of such solicitation will be borne by the Company. Following the initial solicitation of proxies by mail beginning on or about March 8, 1996, certain officers, directors and employees of CIPS may solicit proxies by correspondence, telephone, telegraph, telecopy, other electronic means or in person, but without extra compensation. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals. In addition, Morrow & Co., Inc., New York, New York, has been retained to assist CIPS and its affiliate in the solicitation of proxies. Such solicitation may be made by mail, telecommunication or in person. The estimated aggregate cost of such services of Morrow & Co., Inc. is $5,500.

     Holding Company. CIPS is the principal subsidiary of CIPSCO Incorporated ("CIPSCO").

     Voting. The voting securities of CIPS outstanding on the record date stated below consisted of 800,000 shares of Cumulative Preferred Stock, par value $100 per share, of various series and 25,452,373 shares of Common Stock, without par value.

     Only shareholders (both preferred and common) of record on CIPS' on books at the close of business on February 26, 1996, are entitled to notice of and to vote at the meeting. At such meeting, each such shareholder is entitled to one vote, for each share of stock of the Company (whether preferred or common) held, on each matter submitted to a vote at the meeting, except that in the election of directors, each such shareholder is entitled to vote cumulatively and therefore may give one nominee for election as many votes as shall equal the number of directors to be elected multiplied by the number of shares held by such shareholder, or may distribute such votes among any two or more nominees. The proxies solicited herewith seek discretionary authority to cast cumulative votes in the election of directors.

     Any shareholder may vote his or her shares either in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect such






shareholder's right to vote such shares if the shareholder attends the meeting and desires to vote in person. Prior to the voting of a proxy, such proxy may by revoked by the shareholder by delivering written notice of revocation to the Secretary of CIPS, by executing a subsequently dated proxy or by voting in person at the meeting. All shares represented by effective proxies on the enclosed form of proxy, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

     A majority of the outstanding shares entitled to vote on a matter, represented in person or by proxy, constitutes a quorum for consideration of such matter at the meeting. If a quorum is present, the nine persons receiving the greatest number of votes will be elected as directors. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter will be sufficient to take action on a matter properly before the meeting (unless a higher vote is required by law).

     Broker non-votes will not be considered as represented at the meeting on those matters for which no instructions from the shareholder have been given to the broker. Accordingly, for a matter which requires the vote of a percentage of shares represented at the meeting, broker non-votes will have no effect on the outcome. Abstentions will be counted in determining the quorum in attendance for all matters and will be included in the total number of shares represented and voting on a matter.

     Each holder of depositary shares ("Depositary Shares") representing one-quarter of one share of 6.625% Cumulative Preferred Stock of CIPS ("6.625% Preferred Stock") will receive a form of proxy by which such holder may instruct Illinois Stock Transfer Company, as depositary agent, as to the manner of voting Depositary Shares held by such holder. The depositary agent will vote whole shares of 6.625% Preferred Stock based on instructions from holders of Depositary Shares but may not vote shares of 6.625% Preferred Stock represented by Depositary Shares in the absence of voting instructions from holders of such Depositary Shares.

     Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1997 annual meeting of shareholders of CIPS must be received at the principal executive office of the Company no later than November 11, 1996, in order to be eligible to be considered for inclusion in the proxy materials relating to that meeting.

     Voting Securities Beneficially Owned by Principal Holders, Directors, Nominees and Executive Officers. CIPSCO owned beneficially at February 26, 1996, 25,452,373 shares of Common Stock of CIPS representing 100% of the outstanding Common stock of the Company. The directors, nominees and executive officers of CIPS and CIPSCO owned beneficially at February 1, 1996, an aggregate of 49,536 shares of Common Stock of CIPSCO representing .15% of the outstanding Common Stock of CIPSCO and 24 shares of Preferred Stock of CIPS representing less than .01% of the outstanding Preferred Stock.





                              ELECTION OF DIRECTORS

     Director Information. Nine directors are to be elected at the meeting. Barring unforeseen contingencies, and in the absence of contrary directions, the proxies solicited herewith will be voted for the election of William J. Alley, Clifford L. Greenwalt, John L. Heath, Robert W. Jackson, Gordon R. Lohman, Hanne M. Merriman, Richard A. Lumpkin, Thomas L. Shade and James W. Wogsland as directors of CIPS, to hold office until the next annual meeting of shareholders of the Company or until their respective successors shall have been duly elected and qualified. Each of the nominees is a director of CIPS and has served continuously as such since his or her election in the respective years indicated below. The proxies may also be voted for a substitute nominee or nominees in the event any one or more of the above nominees shall be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated.

     Each of the nominees is also a director of CIPSCO, and has served continuously as such since CIPSCO's formation in 1990, except Mr. Shade who was elected in 1991, Mr. Wogsland who was elected in 1992, and Mr. Lumpkin who was elected in 1995.

     Except as otherwise indicated below, each nominee has been engaged in his or her present principal occupation for at least the past five years.

     The following information is given with respect to the nominees for election as directors:

William J. Alley

     Principal occupation:              Retired Chairman of the Board and Chief
                                        Executive Officer of American Brands,
                                        Inc. (consumer products and services),
                                        Stamford, Connecticut.

     Age:                               66

     Served as a director of
          CIPS since:                   1974

     Shares beneficially owned at
          February 1, 1996:             1,626 shares of CIPSCO Common Stock. In
                                        addition, Mr. Alley's account in the
                                        directors' deferred compensation plan
                                        described below holds the equivalent of
                                        6,465 shares of CIPSCO Common Stock.










     Other information:                 Mr. Alley served as Chairman of the
                                        Board and Chief Executive Officer of
                                        American Brands, Inc. from 1987 to his
                                        retirement in 1994.  He is Chairman of
                                        the Audit Committee, Chairman of the
                                        Executive Committee and a member of the
                                        Compensation Committee of the Board.
                                        Mr. Alley is also a director of
                                        American Brands, Inc., Rayonier Inc.,
                                        Rayonier Forest Resources, Inc., Olin
                                        Corporation and Bunn-O-Matic
                                        Corporation.

Clifford L. Greenwalt

     Principal occupation:              President and Chief Executive Officer
                                        of CIPS.

     Age:                               63

     Served as a director of
          CIPS since:                   1986

     Shares beneficially owned at
          February 1, 1996:             11,489 shares of CIPSCO Common Stock.

     Other information:                 Mr. Greenwalt is a member of the
                                        Executive Committee of the Board.  He
                                        is a director of First of America Bank
                                        Corporation, Kalamazoo, Michigan and a
                                        director of its wholly-owned
                                        subsidiary, First of America Bank-
                                        Illinois, N.A.  Mr. Greenwalt is also
                                        President and Chief Executive Officer,
                                        as well as a director of CIPSCO.

John L. Heath

     Principal occupation:              Retired Chairman and President of L.S.
                                        Heath and Sons, Inc. (confectionery
                                        manufacturer).  Robinson, Illinois.

     Age:                               60

     Served as a director of
          CIPS since:                   1977

     Shares beneficially owned at
          February 1, 1996:             4,000 shares of CIPSCO Common Stock.






     Other information:                 Mr. Heath is a member of the Nominating
                                        and Audit Committees of the Board.  He
                                        served as Chairman of L.S. Heath &
                                        Sons, Inc. from 1971 until 1988 and  as
                                        President and Chief Executive Officer
                                        from 1971 until 1982.  Mr. Heath is a
                                        director of the Biltmore Bank Corp. and
                                        of its wholly-owned subsidiary, the
                                        Biltmore Investors Bank of Phoenix,
                                        Arizona.  He is also a director of the
                                        Sun Street Food Corporation and of the
                                        Phoenix Memorial Hospital Health
                                        Services Network of Phoenix, Arizona.

Robert W. Jackson

     Principal occupation:              Retired Senior Vice President--Finance
                                        and Secretary of CIPS.

     Age:                               65

     Served as a director of
          CIPS since:                   1986

     Shares beneficially owned at
          February 1, 1996:             7,083 shares of CIPSCO Common Stock.

     Other information:                 Mr. Jackson is a director of Firstbank
                                        of Illinois Co. and each of its wholly-
                                        owned subsidiary banks, including the
                                        First National Bank of Springfield.

Gordon R. Lohman

     Principal occupation:              President and Chief Executive Officer
                                        of AMSTED Industries Incorporated
                                        (diversified manufacturer of industrial
                                        products), Chicago, Illinois.

     Age:                               61

     Served as a director of
          CIPS since:                   1989












     Shares beneficially owned at
          February 1, 1996:             200 shares of CIPSCO Common Stock.  In
                                        addition, Mr. Lohman's account in the
                                        directors' deferred compensation plan
                                        described below holds the equivalent of
                                        5,753 shares of CIPSCO Common Stock.

     Other information:                 Mr. Lohman is Chairman of the
                                        Compensation Committee and a member of
                                        the Audit Committee and Executive
                                        Committee of the Board.  He became
                                        Chief Executive Officer of AMSTED
                                        Industries Incorporated in 1990.  He is
                                        a director of American Brands, Inc.

Richard A. Lumpkin

     Principal occupation:              Chairman of the Board and Chief
                                        Executive Officer of Consolidated
                                        Communication Inc. (CCI) (diversified
                                        telecommunications holding company)
                                        Mattoon, Illinois.

     Age:                               60

     Served as a director of
          CIPS since:                   1995

     Shares beneficially owned at
          February 1, 1995:             1,028 shares of CIPSCO Common Stock.

     Other information:                 Mr. Lumpkin is a member of the Audit
                                        and Nominating Committees of the Board.
                                        He has been Chairman of the Board and
                                        Chief Executive Officer of CCI since
                                        1989.  He is also Chairman of the Board
                                        and Chief Executive Officer of Illinois
                                        Consolidated Telephone Company, a
                                        telephone utility subsidiary of CCI.
                                        Mr. Lumpkin serves as a director of
                                        Mid-America National Bancorp, Inc. and
                                        its wholly-owned subsidiary Mid-America
                                        National Bank of Chicago; First Mid-
                                        Illinois Bancshares, Inc. and its
                                        wholly-owned subsidiary First Mid-
                                        Illinois Bank and Trust, N.A. of
                                        Mattoon, Illinois; and Sarah Bush
                                        Lincoln Health Systems, also of
                                        Mattoon, Illinois.






Hanne M. Merriman

     Principal occupation:              Principal in Hanne Merriman Associates
                                        (retail business consultants),
                                        Washington, D.C.

     Age:                               54

     Served as a director of
          CIPS since:                   1990

     Shares beneficially owned at
          February 1, 1996:             1,602 shares of CIPSCO Common Stock.
                                        In addition, Mrs. Merriman's account in
                                        the directors' deferred compensation
                                        plan described below holds the
                                        equivalent of 4,034 shares of CIPSCO
                                        Common Stock.

     Other information:                 Mrs. Merriman is Chairman of the
                                        Nominating Committee and a member of
                                        the Audit and Executive Committees of
                                        the Board.  She was President of Nan
                                        Duskin, Inc. from 1991 to 1992.
                                        Previously she had been a retail
                                        business consultant from January 1990.
                                        Mrs. Merriman is a director of USAir
                                        Group, Inc., State Farm Mutual
                                        Automobile Insurance Co., The Rouse
                                        Company, AnnTaylor Stores Corporation
                                        and T. Rowe Price Mutual Funds.

Thomas L. Shade

     Principal occupation:              Retired Chairman of the Board and Chief
                                        Executive Officer of Moorman
                                        Manufacturing Company (livestock feed
                                        products), Quincy, Illinois.

     Age:                               65

     Served as a director of
          CIPS since:                   1991












     Shares beneficially owned at
          February 1, 1996:             2,668 shares of CIPSCO Common Stock.
                                        In addition, Mr. Shade's account in the
                                        directors' deferred compensation plan
                                        described below holds the equivalent of
                                        3,318 shares of CIPSCO Common Stock.

     Other information:                 Mr. Shade is a member of the Audit and
                                        Compensation Committees of the Board.
                                        Mr. Shade served as Chairman of the
                                        Board and Chief Executive Officer of
                                        Moorman Manufacturing Company during
                                        1992 and 1993.  He was President and
                                        Chief Executive Officer of that firm
                                        from 1984 to 1992.  He also is a
                                        director of Moorman Manufacturing
                                        Company and Quincy Soybean Company,
                                        both of Quincy, Illinois.

James W. Wogsland

     Principal occupation:              Retired Vice Chairman of Caterpillar,
                                        Inc. (heavy equipment and engine
                                        manufacturer), Peoria, Illinois.

     Age:                               64

     Served as a director of
          CIPS since:                   1992

     Shares beneficially owned at
          February 1, 1996:             1,000 shares of CIPSCO Common Stock.
                                        In addition, Mr. Wogsland's account in
                                        the directors' deferred compensation
                                        plan described below holds the
                                        equivalent of 2,424 shares of CIPSCO
                                        Common Stock.

     Other information:                 Mr. Wogsland is a member of the Audit
                                        and Nominating Committees of the Board.
                                        Mr. Wogsland was Vice Chairman of
                                        Caterpillar, Inc. from 1990 until his
                                        retirement in 1995.  He was Executive
                                        Vice President of that firm from 1987
                                        until 1990.  He is a director of First
                                        of America Bank Corporation, Kalamazoo,
                                        Michigan;  and Protection Mutual
                                        Insurance Company.







     Executive Compensation. The following table contains information with respect to the compensation paid by CIPS for all services rendered during 1993 through 1995 to the President, the four other most highly compensated executive officers, and a recently retired Senior Vice President:

                            Summary Compensation Table

                                                    Annual
                                                  Compensation     All Other
                                                ________________  Compensation
Name of Individual  Principal Position(s) Year   Salary  Bonus        (1)
__________________  _____________________ ____  ________ _______  ____________

C.L. Greenwalt      President and Chief   1995  $388,750 $86,970  $  8,426
                    Executive Officer     1994   359,168  70,800     8,466
                                          1993   339,093  99,902     5,852

L.A. Dodd(2)        Group Vice President  1995   228,964  39,928     3,662
                                          1994   204,591  32,048     3,249
                                          1993   194,271  36,009     3,524

W.R. Morgan         Vice President-       1995   157,189  23,232     2,374
                    Division Operations   1994   149,710  19,788     2,250
                                          1993   142,713  21,235     2,700

W.A. Koertner       Vice President, Chief 1995   155,757  23,232       922
                    Financial Officer and 1994   132,676  19,376       755
                    Secretary             1993   122,815  19,196       375

G.W. Moorman        Vice President-Power  1995   148,806  22,944     1,428
                    Supply                1994   141,717  17,955     1,354
                                          1993   134,585  20,047     2,564

R.W. Jackson(3)     Senior Vice President 1995   189,603  22,568    18,909
                    -Finance and          1994   234,592  38,351     3,552
                    Secretary             1993   224,545  44,699     2,864

_______________
(1) Premiums paid on behalf of the officers for group term life insurance. Mr. Jackson also received $11,750 for CIPSCO and CIPS board retainers and meeting fees subsequent to his retirement as an officer of the Company.
(2)  Retired January 1, 1996.
(3)  Retired June 30, 1995.

     Substantially all employees of CIPS and CIPSCO (including officers) participate in the Company's Retirement Income Plan (the "Retirement Plan"), including persons whose remuneration is reported in the Summary Compensation Table. Employer contributions to the Retirement Plan are determined actuarially. For purposes of the Retirement Plan, compensation of






a participant is base pay, exclusive of bonuses, overtime pay, and other special payments. Compensation for the persons named in the Summary Compensation Table is substantially equivalent to the compensation reported in the table under "Salary." Retirement Plan benefits depend upon years of service, age at retirement and final average pay. In certain cases, pension benefits under the Retirement Plan (or compensation used to measure such benefits) will be reduced to comply with maximum limitations imposed by the Internal Revenue Code ("IRC"). The Company maintains an unfunded Excess Benefit Plan to provide for the payment of the difference between the monthly benefit that would have been paid to participants under the Retirement Plan if such IRC limitations were not in effect and the reduced amount payable as a result of such IRC limitations. The credited years of service under the Retirement Plan and the Excess Benefit Plan for the above listed persons as of December 31, 1995 are as follows: Greenwalt, 32 years; Dodd, 32 years; Morgan, 32 years; Koertner, 17 years; Moorman, 27 years; and Jackson, 16 years. Assuming retirement at age 65, it is estimated a participant would be eligible for a maximum annual benefit under the Retirement Plan, as supplemented by the Excess Benefit Plan, as follows:


                                      Annual Benefit After Specified
                                            Years of Service (1)
Average Annual           _____________________________________________________
Earnings (2)                 20        25          30         35         40
____________________     ________   ________    ________   ________   ________
$125,000............     $ 33,600   $ 42,000    $ 50,400   $ 58,800   $ 67,200
 150,000............       41,100     51,375      61,650     71,925     82,200
 175,000............       48,600     60,750      72,900     85,050     97,200
 200,000............       56,100     70,125      84,150     98,175    112,200

 225,000............       63,600     79,500      95,400    111,300    127,200
 250,000............       71,100     88,875     106,650    124,425    142,200
 275,000............       78,600     98,250     117,900    137,550    157,200
 300,000............       86,100    107,625     129,150    150,675    172,200
 325,000............       93,600    117,000     140,400    163,800    187,200

 350,000............      101,100    126,375     151,650    176,925    202,200
 375,000............      108,600    135,750     162,900    190,050    217,200
 400,000............      116,100    145,125     174,150    203,175    232,200
 425,000............      123,600    154,500     185,400    216,300    247,200
 450,000............      131,100    163,875     196,650    229,425    262,200
 475,000............      138,600    173,250     207,900    242,550    277,500
________

(1) Annual benefits are on a straight-line basis. Amounts shown have been reduced by an amount equal to 50% of estimated Social Security benefits and are not subject to any other offset amounts.

(2) "Average Annual Earnings" means the average annual base compensation during the four consecutive years of highest pay during the 10-year period immediately preceding retirement.




     CIPS also maintains an unfunded Special Executive Retirement Plan (the "Executive Plan") for each employee of CIPS or CIPSCO who was hired from outside CIPS, CIPSCO or their affiliates as a senior officer and who is a participant in and qualifies for benefits under the Retirement Plan. For purposes of the Executive Plan, a senior officer includes the president, vice president and such other officers of CIPS or CIPSCO as shall be designated from time to time by the Board of Directors of CIPS or CIPSCO. A participant in the Executive Plan who becomes disabled or retires in accordance with the provisions of the Executive Plan is eligible to receive benefits under the Executive Plan in an amount equal to the difference between (i) the amounts which would have been payable under the Retirement Plan, as supplemented by the Excess Benefit Plan, if the participant had 35 years of credited service under the Retirement Plan (reduced in accordance with the Executive Plan if the participant terminates employment for any reason prior to age 65) and (ii) the aggregate of the amounts which are paid or payable (a) under the Retirement Plan as supplemented by the Excess Benefit Plan, based upon the number of actual years of credited service under the Retirement Plan, (b) under certain other pension plans as a result of the participant's prior employment and (c) under any employment contract (excluding the Management Continuity Agreement described below) with CIPS or CIPSCO. A qualifying surviving spouse of any participant who dies is eligible to receive a percentage of the benefit provided under the Executive Plan for the participant. Mr. Jackson is a participant under the Executive Plan and, as a result of his retirement in 1995, received $31,693 in benefits (which also includes amounts paid under the Excess Benefit Plan, described below).

     In 1995 CIPS established an irrevocable trust to provide a source of funds to assist in meeting its liabilities under the Excess Benefit Plan and the Executive Plan. CIPS made contributions to the trust from time to time in amounts determined in accordance with the provisions of the trust to be sufficient to pay when due benefits to its participants or their beneficiaries under such plans. Notwithstanding the trust, these plans are not qualified or "funded" and amounts on deposit in the trust are subject to the claims of CIPS' general creditors under the applicable law.

     The Excess Benefit Plan and the Executive Plan each provides that in the event of a change in control (which has substantially the same meaning as "change in control" under the Management Continuity Agreements described in the following paragraph) the present value of benefits owed any participant pursuant to each such Plan will be paid in a lump sum (i) for a terminated participant already receiving or entitled to receive benefits, within 30 days after such change in control and (ii) for any other participant, within 30 days after termination provided such participant's termination occurs within two years after such change in control. Any such lump sum will be increased by an amount necessary to compensate the participant for any excise tax payable under federal, state or local income tax law as a result of the lump sum payment being made contingent on a change in control. Both the Excess Benefit Plan and the Executive Plan were modified (with the required consent of participants) in 1995 to provide, in effect, that the announced business






combination among CIPSCO, Ameren Corporation and Union Electric Company (the "Merger") will not constitute a "change in control" under such Plans.

     The individuals named in the Summary Compensation Table and four other executive officers of CIPS or CIPSCO have each entered into a Management Continuity Agreement with CIPSCO, which provides that in the event of a "change in control" of CIPS or CIPSCO, CIPS and/or CIPSCO or another subsidiary of CIPSCO will continue to employ the executive for a period of three years from the date of the change in control or to the executive's earlier death or attainment of age 65 (the "Period of Employment"). In the event of the executive's (i) involuntary termination of employment during the Period of Employment except by reason of death, disability, attainment of age 65 or cause (as defined in the Management Continuity Agreement) or (ii) resignation during the Period of Employment for good reason (as defined in the Management Continuity Agreement), the executive will be entitled to payment of severance compensation in an amount equal to the present value of the executive's base pay and incentive pay (determined as provided in the Management Continuity Agreement) that would have accrued if the executive remained employed until the end of the Period of Employment. The executive will also receive continued employee welfare benefits and service credits until the end of the Period of Employment, subject to offset for comparable
welfare benefits.   The severance compensation will be increased by an amount
necessary to compensate the executive for any excise tax payable under federal, state or local income tax law as a result of the payment and any other compensation paid by the Company or any of its affiliates being contingent on a change in control. A "change in control" occurs, in general, if (i) as a result of a merger, consolidation or sale of assets, less than a majority of the voting power of CIPSCO is held after such event by the persons who were holders of the voting power of CIPSCO prior to such event or less than a majority of the voting power of CIPS is held after such event by CIPSCO or by the holders of the voting power of CIPSCO prior to such event, (ii) any person (or group) acquires beneficial ownership of 20 percent or more of the voting power of CIPS or CIPSCO or (iii) within any two-year period a majority of the members of the Board of Directors of the Company or CIPSCO ceases to be members (other than changes in members approved by at least two-thirds of the continuing directors). A "change in control" within the meaning of the Management Continuity Agreements has occurred as a result of the agreement to enter into the Merger. Because, as of the date hereof, other required conditions have not occurred, no benefits have been paid under the terms of the Management Continuity Agreements.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Overview. The Compensation Committee of the Board of Directors of CIPS (the "Committee") is charged with overall oversight and review of the performance and compensation of the executive officers of CIPS. The Committee is responsible for assuring that executive compensation and benefit plans are implemented and are consistent with the Company's shareholder interests, corporate goals and compensation philosophy.






     CIPS' executive officer compensation program supports these goals and objectives. It is designed to attract, retain, motivate and reward quality and experienced officers to achieve the Company's business objectives. It links executive compensation with corporate performance by providing the opportunity to earn increased compensation during periods of superior results, but also limits compensation during periods with lesser results.

     The executive officer compensation program consists of a base salary and an annual incentive. The base salary is determined by a combination of the individual's performance relative to specific job responsibilities and market comparisons of salaries for similar jobs in the utility industry. Particular emphasis is placed on salary data provided by the Edison Electric Institute
(EEI) survey of electric and combination electric and natural gas utilities. This group of utilities is essentially the same group as the EEI 100 utility peer group shown on the Performance Graph below. The philosophy is to pay base salaries and provide for incentive compensation that are comparable to the medians of such amounts for a subgroup of utilities included in the EEI survey that are of comparable size to CIPSCO (based on revenues). Salaries for the officers listed in the Summary Compensation Table were increased in 1994 to reflect performance and to track competitive base salaries in the utility industry and to reflect performance, which is determined subjectively by the Committee based on individual evaluations. Incentive compensation was earned based on achievement of the objectives of the annual Management Incentive Plan (described below).

     The Management Incentive Plan. The Management Incentive Plan (MIP), an annual incentive program instituted in 1992, strongly supports CIPSCO's primary goal of achieving superior returns on shareholders' investments. The MIP is intended to provide additional compensation to the executive officers, named in the Summary Compensation Table above, along with 7 other officers and 29 other employees of the Company and its subsidiaries. It is the Committee's responsibility to administer the MIP and in so doing (1) set the overall corporate financial performance goal and unit or individual objectives, (2) determine the participants to be included in the MIP, and (3) determine the amount of each participant's incentive pay to be based on attainment of the overall corporate goal and the amount to be based on achievement of his or her unit or individual objectives. Specific award levels are set by the Committee prior to the beginning of the fiscal year for which they apply. Incentive awards are payable in cash as soon as feasible following the close of the year after determination by the Committee of the level of attainment of the goals.

     The overall corporate goal is based on attainment of targeted return on average Common Stock equity of CIPSCO. The Committee has determined that return on equity is the measure of corporate performance that most directly measures management's performance. Individual unit objectives relate to such areas as service reliability, public and employee safety, proper maintenance of corporate assets and quantifiable improvement in efficiency and productivity. The MIP provides for threshold, target and maximum levels of awards based on performance against the predetermined targets, set annually by





the Committee. A participant may receive the portion of his or her incentive pay tied to unit or individual objectives even though CIPSCO has not attained the overall corporate goal, with the exception of the President and Chief Executive Officer, whose incentive pay is tied solely to the overall corporate goal for return on equity. For other executive officers, individual unit awards are weighted, according to the participant's position, to produce awards from about one-fifth to one-third of the total award and corporate performance goals are weighted to make up the remaining portion. However, for any incentive pay to be earned by any participant, overall earnings of CIPSCO, on a per share basis, must equal or exceed the CIPSCO annualized Common Stock dividend rate then in effect. Accordingly, shareholders will realize an appropriate return on their investment prior to the payment of any incentive compensation.

     For 1995, award levels were designed so that achievement of threshold performance would have earned approximately one-half of the target award while maximum performance would have earned approximately 1.7 times the target award. Total incentive pay ranges varied, depending on the participant's position within the organization, from a minimum of 7 percent of base salary for some participants, assuming threshold corporate and unit goals were achieved, to a maximum of 46 percent of base salary for the President and Chief Executive Officer assuming maximum performance was achieved. In accordance with Plan provisions, the Committee adjusted the performance goals to reflect the impact of unusual circumstances affecting performance results which were not anticipated at the time such goals were established. As a result, in 1995, MIP participants, including the officers named in the Summary Compensation Table, earned various amounts reflecting achievement of a corporate goal of return on common equity in excess of the threshold level. Participants also earned various amounts reflecting the achievement of at least the target level of individual and unit goals, in accordance with the MIP provisions and the adjustments previously described. Benefits earned in 1995 are reflected in the "Bonus" column of the Summary Compensation Table above.

     Compensation of the Chief Executive Officer. The Committee is responsible for reviewing the Chief Executive Officer's performance and adjusting his base salary accordingly. In addition, the Committee adjusts base salary to reflect changes in the prevailing competitive market levels for chief executive officers in other comparably-sized utilities, as described above. Mr. Greenwalt's base salary increased in 1994 approximately 8.2 percent in consideration of strong performance of his duties which are reflected in CIPSCO's excellent operating and financial performance. Under his leadership CIPSCO achieved exceptional total returns to shareholders, as shown on the graph below. He has directed CIPSCO's effort to evaluate, negotiate and enter into the Agreement and Plan of Merger among CIPSCO, Ameren Corporation and Union Electric Company. The capital structure, cash flows and financial condition remain strong as indicated by continued excellent credit ratings. Mr. Greenwalt's 1995 base compensation increase also reflects changes in levels of executive compensation at similar-sized utilities.






     Incentive compensation for the Chief Executive Officer was determined in accordance with the provisions and formulas of the MIP. Accordingly, Mr. Greenwalt's incentive compensation is based solely on corporate performance as measured by the overall corporate goal of return on equity. He earned $86,970 under the MIP in 1995 because CIPSCO's return on common equity exceeded the predetermined threshold goal as established in the MIP.

     The members of the Compensation Committee are indicated below. No member of the Committee is a current or former officer of CIPS or CIPSCO.

                         G. R. Lohman, Chairman
                         W. J. Alley
                         T. L. Shade

     Performance Graph. The following graph is a comparison of total returns on CIPSCO Common Stock, the Standard & Poor's 500 index, the Dow Jones Utility Index and an industry peer group as reported by the Edison Electric Institute ("EEI 100"). It assumes $100 invested at December 31, 1990, and all dividends paid during the period reinvested. The peer group consists of about 100 investor-owned electric and combination electric and natural gas utilities. The returns have been weighted to reflect the market capitalization of each utility in the group. A portion of incentive compensation to executive officers is based on return on CIPSCO Common Stock equity rather than total return (shown on the graph) for reasons set forth in the Compensation Committee Report.

                           (Graph to be inserted here)

     Title:  Total Return Summary
             Based on Initial Investment of $100
             on December 31, 1990

     Data Points:        1991     1992     1993     1994     1995
                         ____     ____     ____     ____     ____

     CIPSCO              138      160      173      164      252

     S&P 500             130      140      155      157      215

     EEI 100             129      139      154      136      179

     DJ Util             115      120      131      111      147

     Directors' Compensation. No annual retainer or fees are paid to any director who is an officer of CIPSCO, CIPS or any other subsidiary of CIPSCO. During 1995 other members of the Board of CIPS received an annual retainer of $12,000 for serving on the Board of CIPS and a fee of $750 for each CIPS Board meeting or Committee meeting attended. Effective January 1, 1996 the attendance fee was increased to $850 for each CIPS Board or Committee meeting attended. The Chairman of the CIPS Executive Committee received an additional annual fee of $2,500 and the Chairman of the CIPS Audit Committee received an




an additional annual fee of $2,000. Directors were also reimbursed for their reasonable travel and out-of-pocket expenses for each Board or Committee meeting attended. CIPSCO pays no additional fees for attendance at Board meetings or for service on committees.

     During 1995, non-employee directors of CIPSCO received an annual retainer for serving on the Board of CIPSCO of $16,000. The annual retainer paid to each director by CIPSCO, however, is reduced by an amount equal to the aggregate amount paid to such director by each subsidiary of CIPSCO as an annual retainer for services as a director of such subsidiary. All current directors are on the Board of the Company and CIPSCO. Consequently, the aggregate annual retainer for service on both Boards for 1995 was $16,000.

     CIPSCO and CIPS each maintain an unfunded deferred compensation plan under which directors may elect to defer directors' retainers and fees paid by that company. For each director who elects to participate in a plan, the amount of his or her director's retainer and fees is accrued in an unfunded account in the name of the director. Such amount is adjusted in value by an amount equivalent to the amount which would be available if the director's compensation were invested in CIPSCO's Common Stock and dividends on such stock were reinvested. The aggregate value of each participant's accounts in the plans at February 1, 1996 (based on deferred director's fees paid by CIPS and CIPSCO) was equivalent to investments in CIPSCO Common Stock as follows:
Mr. Alley, 6,465 shares; Mr. Lohman, 5,753 shares; Mrs. Merriman, 4,034 shares; Mr. Shade, 3,318 shares; and Mr. Wogsland, 2,424 shares. Amounts accrued in a director's account will be paid in cash upon his or her retirement as a director either in a single payment or over a period not to exceed 20 calendar quarters, with interest. Because officers of CIPS and CIPSCO receive no compensation for services as directors, any director who is an officer is not eligible to participate in these plans.

     CIPSCO has established a Director Retirement Plan for directors of CIPSCO and its subsidiaries, including CIPS, who are not or have never been officers of CIPSCO or any subsidiary, including CIPS. Each director who has completed five years of service on the Board of CIPSCO or any of its subsidiaries is eligible for monthly retirement payments for a period of the lesser of 10 years or the number of full years the director served on any of the Boards. The annual retirement benefit for a director of CIPSCO is equal to the annual retainer in effect for CIPSCO's directors (without reduction for director's fees paid by subsidiaries of CIPSCO) at the time the director ceases to serve as a director. The annual retirement benefit for a director who is not a member of the Board of CIPSCO is equal to the annual retainer in effect at the time the director ceases to serve as a director for each of the Boards of which the director was a member but not to exceed the amount of retainer for the CIPSCO directors. Such annual retirement payment is reduced a proportional amount for directors retiring before reaching age 72.









     Meetings and Committees of the Board. During 1995 the Board of Directors held eight meetings. The Board of Directors of CIPS and CIPSCO have each established an Executive Committee, an Audit Committee, a Nominating Committee and a Compensation Committee. Committee members are appointed by a majority of directors at the Board of Directors meeting following the annual meeting of shareholders. Committee members are the same for CIPS' and CIPSCO's committees.

     Mr. Alley, Mr. Greenwalt, Mr. Lohman and Mrs. Merriman are the members of the Executive Committee. The CIPS Executive Committee held four meetings and the CIPSCO Executive Committee held two meetings in 1995. The Executive Committee has and may exercise all the authority of the Board of Directors in the management of CIPS, except as limited by Illinois law.

     Mr. Alley, Mr. Heath, Mr. Lohman, Mr. Lumpkin, Mrs. Merriman, Mr. Shade and Mr. Wogsland are the members of the Audit Committee. The CIPS Audit Committee and the CIPSCO Audit Committee each held three meetings in 1995.
The Audit Committee engages an independent public accountant for CIPS, subject to the approval of the Board; discusses with the independent public accountant the scope and results of its audit and the adequacy of the Company's accounting, financial and operating controls; approves the performance of non-audit professional services by the independent public accountant; and discusses with management and the independent public accountant the Company's accounting principles, policies and practices and its reporting policies and practices.

     Mrs. Merriman, Mr. Heath, Mr. Lumpkin and Mr. Wogsland are the members of the Nominating Committee. The CIPS Nominating Committee and the CIPSCO Nominating Committee each held one meeting in 1995. The Nominating Committee seeks out and recommends to the Board qualified candidates for election to the Board; reviews the performance of Board members and, based upon such review, makes recommendations to the Board as to which Board members should stand for re-election. In making recommendations of nominees for election to the Board, the Nominating Committee will consider persons recommended by shareholders. Any shareholder wishing to make such a recommendation should write to the President of the Company who will forward all such recommendations to the Nominating Committee.

     Mr. Lohman, Mr. Alley, and Mr. Shade are the members of the Compensation Committee. The CIPS Compensation Committee held three meetings and the CIPSCO Compensation Committee held two meetings in 1995. The Compensation Committee reviews the compensation to be paid officers of CIPS (other than assistant officers); reviews directors' fees and fees paid to directors for membership on the various committees of the Board; and makes recommendations to the Board as to appropriate levels of such officers' compensation, directors' fees and fees for membership on such committees. No member of the Compensation Committee is a current or former officer of CIPS or CIPSCO.








     During 1995, each director attended at least 86 percent of the total of the meetings of CIPS' and CIPSCO's Board and of committees of each company's Board of which he or she was a member.

                          INDEPENDENT PUBLIC ACCOUNTANTS


     The Board of Directors has appointed the firm of Arthur Andersen LLP as independent public accountants to examine the annual financial statements of CIPS for 1996. The firm has served as CIPS' independent public accountants to examine the annual financial statements of the Company for many years, including 1995. A representative of Arthur Andersen LLP will be present at the annual meeting to make a statement if he or she so desires, and to respond to questions.

                                  OTHER MATTERS

     At the date hereof, the Board of Directors of CIPS knows of no business to come before the meeting other than the matter described above. However, should any such business properly come before the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                           CENTRAL ILLINOIS PUBLIC SERVICE
                                           COMPANY



                                           By Order of the Board of Directors,






                                                       W. A. Koertner
                                                Vice President and Secretary

















